EXHIBIT 99.1

DRAFT PRESS RELEASE
October 20, 2000



         IPALCO Shareholders Approve Share Exchange Agreement with AES

Indianapolis, IN, October 20, 2000 -- IPALCO Enterprises, Inc. announced today that the Agreement and Plan of Share Exchange with The AES Corporation was approved at a Special Meeting of Shareholders held today.

In July 2000, AES and IPALCO entered into the share exchange pursuant to which AES would acquire IPALCO. Completion of the transaction remains subject to certain other conditions, including receipt of certain regulatory approvals. The parties expect that the conditions will be met and the share exchange will close in early 2001.

The AES Corporation, a Delaware corporation, is a global power company committed to serving the world's needs for electricity in a socially responsible way. AES is composed of competitive generation, distribution and retail supply businesses. The company's generating assets include interests in one hundred and forty one facilities totaling over 48 gigawatts of capacity. AES' electricity distribution network has over 957,000 km of conductor and associated rights of way and sells over 135,000 gigawatt hours per year to over 19 million end-use customers. In addition, through its various retail electricity supply businesses, the company sells electricity to over 154,000 end-use customers.

IPALCO Enterprises is a multi-state energy company providing a variety of energy products and services. Its regulated subsidiary, Indianapolis Power & Light Company, provides retail electric service to approximately 430,000 residential, commercial and industrial customers in Indianapolis, Indiana, and other central Indiana communities.